UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2013

BROWNIE’S MARINE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-99393	90-0226181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

940 N.W. 1st Street, Fort Lauderdale, Florida 33311

(Address of Principal Executive Office) (Zip Code)

(954) 462-5570

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities; Item 8.01 Other Events

On May 13, 2013 (the “Effective Date”), Brownie’s Marine Group, Inc. (the “Company”), Trebor Industries, Inc., the Company’s wholly owned subsidiary, and Robert Carmichael entered into a Partial Note Conversion Agreement (the “Agreement”) pursuant to which the Company issued Robert Carmichael 500,000,000 shares of restricted common stock in consideration of Mr. Carmichael agreeing to reduce the outstanding principal amount under a promissory note issued by Trebor Industries in favor of Mr. Carmichael Carmichael dated August 11, 2008 (the “Note”) by $50,000. As of the Effective Date of the Agreement the Company was delinquent on its monthly payment obligations under the Note and the principal amount outstanding under the Note was approximately $141,000. Following the Effective Date the principal balance due under the Note was reduced to $91,000. The shares were issued at a price per share of $0.0001, which equals the closing price of the Company’s common stock as reported on the OTC Markets on the Effective Date. Mr. Carmichael serves as the Company's Chief Executive Officer.

The shares issued to Mr. Carmichael were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The shares contain a legend restricting their transferability absent registration or applicable exemption.

The foregoing summary of the terms and conditions of the Agreement do not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement attached as an Exhibit hereto, and which is hereby incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1 Partial Note Conversion Agreement effective May 13, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROWNIE’S MARINE GROUP, INC.

Date: May 15, 2013	/s/ Robert Carmichael
Robert Carmichael
Chief Executive Officer